Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 3, 2020, included in this proxy statement/prospectus of Griffin Capital Essential Asset REIT, Inc. that is made a part of the registration statement (Form S-4) for the registration of 93,457,668 shares of its Class E common stock.

/s/ Ernst & Young LLP

Los Angeles, California

November 25, 2020